Exhibit 19.1

Title	Securities Disclosure and Trading Policy
Effective Date	October 4, 2017
Update Date	February 10, 2025

1.0 Policy Objective
S&P Global has a worldwide reputation for integrity and objectivity. With that reputation, there is a responsibility to deliver products and services in accordance with professional standards that are not influenced inappropriately by Conflicts of Interest. Allowing Material Non-Public Information to influence investments or investments to influence an Employee’s role could be damaging to the reputation of S&P Global and our Employees, by calling into question the integrity of our products and services.

While performing your job you may learn Material Non-Public Information about S&P Global or other companies that is not known to the public. You must never use Material Non-Public Information to trade in securities or share this information with others to trade in securities either for their or your benefit. This violates the law and the COBE; it is unethical, illegal, and is known as insider trading.

•The Securities Disclosure and Trading Policy (hereafter “Policy”) may restrict the Holding and Trading of Securities, as defined by the Policy, to prevent Employees from making investments that are or have the potential to be Conflicts of Interest, whether real or perceived, by virtue of the Employee’s role and responsibilities, and to eliminate even the appearance of impropriety in connection with an Employee’s Trading in Securities of customers or business prospects.
•This Policy further mitigates risk by monitoring Investment Account activity.

This Policy is designed to promote compliance with applicable securities laws in all the jurisdictions in which S&P Global operates regardless of the fact that you may not be obliged by the laws of certain jurisdictions to provide information and take other steps as required by this Policy. In addition to the requirements of this Policy, separate Divisional Addenda apply to Covered Workers in each Division.
2.0Who is Covered by This Policy?
This Policy applies to Covered Workers, which include Employees who influence S&P Global products and services and/or who have access or potential access to Material Non-Public Information, in fact or appearance, by virtue of their role and responsibilities. This Policy also applies to the Immediate Family Members of Covered Workers. Each Division’s management will define the conditions under which Workers Engaged Through Vendors, interns and other temporary workers may be subject to the definition of a Covered Worker and hence to the

Securities Disclosure and Trading Policy and its obligations. Covered Workers will be notified by Securities Disclosure Compliance.
3.0If You Violate This Policy
S&P Global is strongly committed to compliance with the laws and regulations in the jurisdictions in which it operates and to the internal policies that relate to them. In addition, Employees are expected to maintain the highest standards of ethical conduct. Breaches of these expectations can have serious consequences for S&P Global and its Employees. Failure by a Covered Worker to comply with this Policy, or any applicable law or regulation, may result in disciplinary action, up to and including termination of employment and/or could result in civil or criminal penalties imposed by a government agency or a court of law.

4.0Policy Requirements
4.1Initial Certifications
Each Covered Worker, within ten (10) calendar days of notification from Securities Disclosure Compliance, must complete all of the initial Certifications in the Global Employee Compliance Services system (“GECS”), including certifying that he or she has received, read, and understands this Policy and any applicable Divisional Addenda; recognizes that he or she must comply with this Policy and any applicable Divisional Addenda; will comply with all the requirements of this Policy and any applicable Divisional Addenda; and any other required Certifications.
4.2Reporting of All Investment Accounts
Each Covered Worker, within ten (10) calendar days of receiving notification from Securities Disclosure Compliance must Report in GECS all reportable Investment Accounts that the Covered Worker or an Immediate Family Member control or has a Beneficial Interest in. The Policy requires the initial and ongoing Reporting of all reportable Investment Accounts, regardless of if the account is empty, unfunded, or not actively being used for Trading purposes.

Exempt from this requirement are some Employer Sponsored Accounts and other equivalent Tax-Free Savings Accounts, as referenced in the Reportable Holdings and Investment Accounts list. Please note that Holding and Trading restrictions must be adhered to in all Employer Sponsored Accounts and other equivalent Tax-Free Savings Accounts.
Third-Party Discretionary Accounts and Blind Trust Accounts are permissible and are reportable. This Policy requires all Reporting to be done in GECS, the system of record.
4.3Reporting of All Holdings
Covered Workers, within ten (10) calendar days of receiving notification from Securities Disclosure Compliance, must Report in GECS all Holdings for themselves and their Immediate Family Members.

The Policy requires the initial and ongoing Reporting of all Holdings in all reportable Investment Accounts. Holdings that are not identified by a ticker, a CUSIP or an ISIN are considered Private Investments and are Reportable using a Private Investment Disclosure Form. This form can be found on the GECS dashboard in Available Forms.

Covered Workers are required to notify Securities Disclosure Compliance within ten (10) calendar days of any change in Holdings that is not a consequence of a Transaction (e.g., receipt of Securities as a gift or inheritance, through marriage, or as part of compensation such as stock options or restricted stock).

For a non-exhaustive overview of Reportable Holdings and Investment Account types, please refer to the list.

This Policy requires all Reporting of Holdings to be done in GECS. When in doubt please contact SecuritiesDisComp@spglobal.com.

4.4Electronic Brokers Employees
S&P Global has identified certain broker-dealers (“Electronic Brokers”) that feed Investment Account activity directly to GECS. A current list of Electronic Brokers is available here.

U.S. based Covered Workers, and their Immediate Family Members are required to use these Electronic Brokers. Within thirty (30) calendar days of receiving notification from Securities Disclosure Compliance, Covered Workers and their Immediate Family Members must transfer their Investment Accounts to an Electronic Broker and designate the Investment Account as an S&P Global Investment Account.
Non-U.S. based Covered Workers, who hold an account with an Electronic Broker, regardless of the Employee’s location, will have such account designated as an S&P Global Investment Account and added to the Electronic feed. Non-U.S. based Covered Workers are encouraged where available to use an Electronic Broker.
Some types of Investment Accounts may be exempt from the requirement to use an Electronic Broker, including the S&P Global Employee Stock Ownership Program; non-brokerage mutual fund accounts at mutual fund companies, holding only Mutual Funds; DRIPs; and Blind Trusts.
S&P Global reserves the right to monitor Covered Workers and Covered Workers-related Accounts for up to thirty (30) calendar days after termination of employment.

4.5Non-Electronic Brokers Investment Account Statement
The Securities Disclosure Policy requires Covered Workers not utilizing an Electronic Broker to manually add their holdings initially and maintain them manually through broker confirms. The Policy requires employees not utilizing an Electronic Broker to periodically upload investment account statements onto GECS.

Link for how to Upload to GECS Platform for non-electronic broker

S&P Global will continue to identify and add non-electronic brokers to Xceptor, the data automation platform licensed by S&P Global. Xceptor will capture brokerage statements provided by Covered Workers from inbound email channels. The platform will extract, enrich, and validate relevant trade and position data, cross-reference Covered Workers’ data, and generate a standardized output that is delivered to GECS.

Link for how to Send Statement(s) for identified Xceptor broker
Covered Workers will be notified through email of the requirement to upload investment account statements. For specific Information regarding the Broker Statements that are missing, please review your Daily Summary Box on your dashboard in GECS.

4.6Trade Confirmation (Non-U.S. based Covered Workers or holders of non-electronic accounts not covered under 4.4)
If a Covered Worker is not using an Electronic Broker, or an Xceptor Broker the Covered Worker, in addition to providing account statements, must manually enter broker confirmations for all reportable Transactions within ten (10) calendar days following the execution of a Transaction.
5.0Ongoing Requirements
Within thirty (30) calendar days of the end of the second and fourth calendar quarters, Covered Workers will receive notification regarding bi-annual Certifications. The Certifications include accurate reporting of all Investment Accounts, Holdings and Transactions as of the end of those periods.

Covered Workers must also acknowledge that they have received, read, and understand the Securities Disclosure Policy and any applicable Divisional Addenda; recognize that they must comply with this Policy and any applicable Divisional Addenda; and have complied with all the requirements of this Policy and any applicable Addenda at all times throughout those periods.
Bi-annual certifications include information for Covered Workers and their Immediate Family Members and must be completed in GECS by the due date.
5.1Pre-Clearance or Pre-Approval
It is a violation of the Policy to execute a trade without a valid Pre-Clearance approval when an approval is required. The Policy requires that prior to Covered Workers or Immediate Family Members placing a Trade in an Equity (including options and rights), Fixed Income Security, or Private Investment, Covered Workers must Pre-Clear the Trade through GECS. Pre-Clearance is designed to prevent trading in Securities that could give even the appearance of impropriety when the Covered Worker may influence S&P Global products and services and/or be deemed to have access to Material Non-Public Information related to such Securities.

A submitted Pre-Clearance for Trading will be reviewed by the Trade Approver (the first level manager of the Covered Worker), who will review the transaction as the first line of defense. Securities Disclosure Compliance will complete a second level review and provide final sign-off. Granted Pre-Clearance for a Transaction is valid from receipt of approval for the remainder of that same trading day plus three additional trading days. Approved trades not executed within this period require a new Pre-Clearance request and approval.
Third-Party Discretionary Accounts, once properly documented showing that the Covered Worker or Immediate Family Member cannot affect trades, will not require Pre-Clearance for each Transaction.

Prior to a Covered Worker or Immediate Family Member executing a Trade in a transaction where a ticker, ISIN or CUSIP number is not available, the Covered Worker must obtain Pre-Approval using a Private Investment Disclosure Form.

5.2Restrictions Applicable to S&P Global Securities (SPGI)
Pre-Clearance is required for any Covered Worker transacting in an S&P Global stock plan account, including the sale of performance or restricted stock units or the exercise and/or sale of options.
No Speculative Trading in Company Securities; No Hedging of S&P Global Securities. Speculative trading in S&P Global Securities is prohibited, including short sales and derivative transactions such as puts, calls, swaps, and collar arrangements. The prohibition on short sales means that a Covered Workers or Immediate Family Member may not sell S&P Global Securities if (i) they do not then own the securities; or (ii) they fail without good reason to deliver the certificates for the Securities within twenty (20) days after the sale or to mail them for clearing within five days after the sale.

The prohibition on speculative Trading also means that hedging transactions involving S&P Global Securities are prohibited. “Hedging” refers to any strategy to offset or reduce the risk of price fluctuations in S&P Global Securities or to protect, in whole or in part, against declines in the value of S&P Global Securities.
No Margin Accounts for S&P Global Securities. Because securities held in a margin account may be sold at a time when a Covered Employee is in possession of Material Non-Public Information about the Company, no S&P Global Securities may be held in a margin account, program trading account or any other account that could cause S&P Global Securities to be subject to a margin call, or otherwise be available as collateral for a margin loan.

No Pledging of S&P Global Securities. No S&P Global Securities may be pledged or otherwise used as security for a loan.
No Third-Party Discretionary Accounts for S&P Global Securities. Because trading in S&P Global Securities held by a Third-Party Discretionary Account could take place without Pre-Clearance and/or during a Closed Window, Covered Workers and their Immediate Family Members may not hold S&P Global Securities in a Third-Party Discretionary Account.

No Blind Trusts for S&P Global Securities. Because trading in S&P Global Securities held by a Blind Trust could take place without Pre-Clearance and/or during a Closed Window, Covered Workers and their Immediate Family Members may not hold S&P Global Securities in a Blind Trust. This prohibition does not apply to Securities of other companies eligible to be held in a blind trust for compliance with a Divisional Addendum to this Policy.

For the avoidance of doubt, any and all approved (pre-cleared) trades submitted but not yet executed when an applicable Closed Window commences will be automatically canceled.

6.0Securities Disclosure Profile – Guidance on Trading Restrictions
Covered Workers are assigned a Securities Disclosure Profile based on the following criteria:
(1)Their influence on S&P Global products and services, in fact or appearance, by virtue of their role and responsibilities, and/or

(2)Their access or potential access to Material Non-Public Information, in fact or appearance, by virtue of their role and responsibilities.
The Securities Disclosure Profile Level classifies Covered Workers by their influence on S&P Global products and services and/or their degree of access to Material Non-Public Information to determine applicable Restrictions. Covered Workers may review their specific Level and Security Restrictions by logging into GECS. Covered Workers will find their Security Restrictions within the Active Group Assignment(s) Box, located on their individual dashboard.

Level	Guidance on Security Restrictions	Roles/Job Titles *
Level 1	Employees in a senior leadership position who influence the products and services of S&P Global, and/or who have access or potential access to Material Non-Public Information.	Divisional Presidents
Restrictions (L1)
May hold non-Restricted Securities, and sell with Pre-Clearance, may not acquire, hold, control, trade, sell or otherwise possess a Beneficial Interest (including short sales) in any Restricted Securities.

Level 2	Employees who influence the products and services of S&P Global and/or who have access or potential access to Material Non-Public Information.	Rating Analysts, Index Committee Members, News, Pricing, Price Assessments, Sustainability Research
Restrictions (L2)
May hold non-Restricted Securities, and sell with Pre-Clearance, may not acquire, hold, control, trade, sell or otherwise possess a Beneficial Interest (including short sales) in any Restricted Securities.

Level 3	Employees who do not influence the products and services of S&P Global but have access or potential access to Material Non-Public Information.	Internal Audit, Administrative, Compliance, In Business Controls, Finance, Marketing, Sales, Technology
Restrictions (L3)	May hold any Securities and sell with Pre- Clearance, may not acquire any Restricted Securities.
* Roles/Job Titles are examples and primarily pertain to Employees; they do not provide a full listing.

7.0Restrictions
Security Restrictions are defined by each Division to avoid potential Conflicts of Interest related to the characteristics of each Division’s products and services. If a Covered Worker, as a result of Security Restrictions, holds a Restricted Security, the Covered Worker will receive a notice to divest the Restricted Security. Level 1 and Level 2 employees may not hold or possess a Beneficial Interest in any Restricted Security including in Third-Party Discretionary Account.
7.1Restricted Security Lists
Division specific Restricted Security Lists include companies, issuers, or other entities whose businesses lie principally in Sectors in which we rate, assess prices, or do business. Restricted Security Lists may change frequently.

Management reserves the right to implement additional Restrictions on all or specific Covered Workers , beyond what are mentioned in this Policy, as required by Division needs.
7.2Divestment
If a Covered Worker or an Immediate Family Member holds any Securities that they are Restricted from holding, the Covered Worker or an Immediate Family Member must take action to divest those Securities within fifteen (15) calendar days of being notified by Securities Disclosure Compliance. If there are any changes to the Restricted Security Lists that affect a Covered Worker’s Holdings or those of an Immediate Family Member, the Covered Worker will be notified and must take action to divest the Restricted Security within fifteen (15) calendar days of notification.

If a Covered Worker or an Immediate Family Member receives a Restricted Security as a gift, an inheritance, or through any other involuntary action, the Covered Employee must inform Securities Disclosure Compliance and take action to divest the Restricted Security within fifteen
(15) calendar days of receipt.

Please note that before divesting a Security, the Covered Employee must submit a Pre-Clearance request and receive approval for the Trade.

Pre-Clearance is designed to prevent trading in Securities that could give even the appearance of impropriety when the Covered Worker may influence S&P Global products and services and/or be deemed to have access to Material Non-Public Information related to such Securities.
7.3Knowledge of Conflicts of Interest
Covered Worker are expected to act consistently with the policies and regulations to which they are subject. As such, even if a Security is not Restricted from the Covered Worker, the Covered Worker and his/her Immediate Family Members must not Trade or Hold that Security if:
(a)he/she knows or has reason to believe that the Security should be a Restricted Security; or
(b)he/she knows or has reason to believe that there is an actual Conflict of Interest with Trading or Holding the Security.
7.4Blackout Periods
Management reserves the right to prohibit Trading in a particular Security for a designated period for all or a subset of Covered Workers and their Immediate Family Members; this includes Securities not on the Restricted Security Lists.

7.51% or More of Public Companies
All Covered Workers and their Immediate Family Members are prohibited from holding Securities that constitute 1% or more of the outstanding shares of any public company without specific written approval from Securities Disclosure Compliance.
7.6Short-Term Trading Limitation: Minimum 30-Day Holding Rule
Having made an investment in a Security or a derivative of a publicly traded company or fund, a Covered Worker or his or her Immediate Family Member may not take a profit from the investment within thirty (30) calendar days of the original Trade. Covered Workers may sell a Security at any time if the sale price is lower than the original purchase price (i.e., at a loss on the original investment, either through a direct trade, stop loss, or Good to Cancel order). Covered Workers may not buy back into the position within (30) calendar days of the sale if the position sold was not held for at least (30) calendar days.

It is a violation of the Policy to execute a Trade and take a profit within thirty (30) calendar days of the original Trade.

In the event of violation of the Minimum Holding Period, Compliance may request that all profits realized as part of the trade be transferred over to a charity.

For purposes of this rule, sales shall be computed on a Last In, First Out (“LIFO”) basis, irrespective of the account. Exceptions to this rule are shares acquired under employee compensation plans and employee stock ownership plans and trades in Third-Party Discretionary Accounts.

8.0Our Commitment to Your Privacy
As part of this Policy, Covered Workers are required to Report certain private information about investments and those of Immediate Family Members. The information will be collected and used only to monitor compliance with this Policy. Compliance staff who have authorized access to the information will undertake efforts to hold this information in confidence, but it may be made available to the U.S. Securities and Exchange Commission (“SEC”) or other national regulators, to approved third parties as appropriate to validate compliance with the Policy, to third parties in connection with an investigation of a breach of this Policy, or to third parties, to resolve disputes in which such information may be relevant.

The information collected in connection with this Policy is maintained within the system of record, Global Employees Compliance Services (GECS). Covered Workers based outside the U.S. should note that the U.S. does not have data privacy laws as stringent as those in, for example, the European Union or the UK, but S&P Global has taken the necessary measures to ensure that the information transferred to the U.S. is adequately protected, including by entering into the necessary data transfer agreements, further information is available in the Privacy Center. The information is stored consistent with the Information Governance Policy.
Non-U.S. Covered Workers and their Immediate Family Members may have rights, under local data protection law, to be provided with information about use by S&P Global of information about them, including copies of the information, to require any inaccurate information about them to be corrected or deleted and, in some circumstances, to object to the processing of their information. Covered Workers and Immediate Family Members wishing to exercise these rights should contact Securities Disclosure Compliance.

In certain non-U.S. jurisdictions, Covered Workers may be required to confirm that they agree to the collection and use of personal information as described in this Policy and/or that Covered Workers will obtain the equivalent agreement of Immediate Family Members before providing their information to S&P Global. This should not be taken as an indication that Covered Worker or Immediate Family Member agreement is necessary as a matter of law in any particular jurisdiction.

9.0Exceptions
Securities Disclosure Compliance in coordination with the Divisions, may, in limited circumstances, grant an exception to this Policy’s requirements in writing on a case-by-case basis and as permitted under applicable laws, rules and regulations. If you believe you qualify for an exception, please contact Divisional compliance or Legal.

11. Reporting Obligations

If you become aware of or have suspicions of any actions that conflict with this Policy or attempts to circumvent any part of this Policy, please notify your People Leader, the Legal Department or Compliance. You may also report anonymously though the EthicsPoint Helpline.

Nothing in this Policy or otherwise restricts your ability to communicate directly with and provide information, including documents that are not protected from disclosure by applicable laws or privileges, to the Securities and Exchange Commission (the “SEC”), the Department of Justice (“DOJ”), or any other pertinent governmental agency or regulatory body, whether at the federal, state, provincial, local, or international level, concerning potential legal violations, without the need to disclose such communications to S&P Global.

12.0Contact Names for Further Information
Employees that have inquiries or that may require further information regarding this Policy may contact their respective Divisional compliance colleague or the Head of Global Employee Compliance Services at SecuritiesDisComp@spglobal.com.
13.0Related Reference Documents
Additional guidance is available in the following related documents:
•Code of Business Ethics
•Information Governance Policy
•Outside Activities Professional Conduct Policy
•Gifts and Entertainment Policy
•Reportable Holdings and Investment Accounts List
•Privacy Center
•Compliance Page
13.1 Addendums:
•Securities Disclosure Corporate Addendum
•Securities Disclosure MI Addendum
•Securities Disclosure SPDJI Addendum
•Securities Disclosure ExCo Addendum
•Securities Disclosure Commodity Insights Addendum
•Securities Disclosure Ratings Addendum
•Securities Disclosure Windows Addendum

Last Reviewed February 2025.

Appendix A: Definitions
For the purposes of this Policy, the term and all variations of the term below shall have the following meanings, unless such terms are defined in Divisional Addenda.

Term	Definition
“Active Group Assignment Box”	shall mean the box located on the dashboard of GECS containing the Restricted Security List(s) for an Employee.
“Addendum”	shall mean a Division specific addition to this Policy, containing requirements and Restrictions related to a specific Division of S&P Global.
“Beneficial Interest”
shall mean direct or indirect ownership interest in, or the opportunity, directly or indirectly, to profit or share in any profit derived from a Security or a transaction in a Security. It is also the ability to control the purchase, sale, legal transfer, or voting rights of a Security. An Employee is deemed to have a Beneficial Interest in Securities Held by any Immediate Family member. Similarly, an Employee is deemed to have a Beneficial Interest in the Securities portfolio Held by a corporation or partnership controlled by that Employee or a trust or estate for which the Employee or his or her Immediate Family member serves as trustee or executor.

“Blind Trust”
shall mean a trust in which the trustees have full discretion over the Securities, and the trust beneficiaries have no knowledge of the holdings of the trust or the ability to direct or influence changes to those holdings. Blind Trusts are required to be Reported in GECS, and the documentation establishing the trust must be presented for approval. Once a Blind Trust is considered effective, it is exempt from ongoing Reporting and Trading requirements.

“Certification”
shall mean an electronic document attesting the truth of a fact or statement. For purposes of this Policy, Employees shall complete Certifications for Investment Accounts, Holdings, Transactions, The Policy, and any applicable Divisional Addenda.

“Conflict of Interest”
shall mean a situation in which an Employee’s private interests conflict with his or her professional interests. Employees of S&P Global have professional responsibilities that may conflict or appear to conflict with personal investment goals. Such a Conflict of Interest may make it difficult for Employees to do their job impartially.

Term	Definition
“Covered Worker”
shall mean an Employee who is covered by this Policy based on their ability to influence S&P Global products and services and/or their access or potential access to Material Non- Public Information, in fact or appearance, by virtue of their role and responsibilities.

Additionally, each Division’s management will define the conditions under which Workers Engaged Through Vendors, interns and other temporary workers may be subject to this definition and hence subject to this Policy and its obligations

“Division”
shall mean a business of S&P Global that operates under a different name, providing the independent benchmarks, credit ratings, portfolio and enterprise risk solutions and analytics that make up S&P Global, including S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices S&P Commodity Insights, and S&P Global Mobility

“DRIP”	shall mean dividend reinvestment plan, by which the dividends that an investor receives from a company go toward the purchase of more stock, making the investment in the company grow little by little.
“Electronic Broker”
shall mean a broker-dealer who participates in automated electronic Reporting of Securities Trading to S&P Global. A current list of Electronic Brokers is available on Sphere or on the GECS dashboard in Documents

“Employee”	shall mean individuals whom the Company classifies as employees and pays through payroll with withholdings, irrespective of whether they are full-time, part-time, regular, temporary or project based.
“Equity”	shall mean a stock or any other Security representing an ownership interest. This may be in a private company (not publicly traded), in which case it is called private equity
“Fixed Income Security”	shall mean any type of investment under which the borrower/issuer is obliged to make payments of a fixed amount on a fixed schedule.
“Global Employee Compliance Services” (GECS)
also called “GECS” shall mean the system of record used for but not limited to Reporting and certifying to Investment Accounts and Holdings, Preclearing and Reporting Securities activities. Employees may access Global Employee Compliance Services through Sphere, My Apps.

Term	Definition
“Holding”	shall mean owning a Beneficial Interest in a Security or having a short position in a Security.
“Immediate Family Member”
shall mean an Employee’s (a) spouse, domestic partner, equivalent, (b) an Employees dependent child or stepchild, regardless of residence, and (c) other relatives of an Employee, including step, and adoptive relationships, that both are dependent and reside in the same residence.

“Initial Public Offering”	shall mean a first and one-time only sale of publicly tradable stock shares in a company that has previously been owned privately.
“Insider Trading”
Insider Trading is the buying or selling of a publicly traded company's Securities by someone who has Material Non- Public Information. Insider trading is illegal and comes with severe penalties including potential fines and jail time.

“Investment Account”
shall mean an Investment Account in which an Employee or an Employee’s Immediate Family Member Holds Securities, has a Beneficial Interest, or has discretion or control over the account. Types of Accounts include direct control accounts, managed accounts, Third-Party Discretionary Accounts, and Blind Trusts, including brokerage accounts that benefit from tax advantages in their respective country.

“Level”
shall mean the component of an Employee’s Securities Disclosure Profile that determines the Restrictions on the Securities that an Employee and his or her Immediate Family Members are subject to. An Employee’s Level is determined by his or her influence of the products and services of S&P Global, in fact or appearance, by virtue of their role and responsibilities, and/or access or potential access to Material Non-Public Information in fact or appearance, by virtue of their role and responsibilities.

“Material Non- Public Information” (“MNPI”)
Shall mean all non-public information that a reasonable investor would likely consider important in making an investment decision or non-public information that is reasonably likely to affect the market price of a Security when it is publicly disclosed. Information is non-public if it has not been disseminated to the public in a manner reasonably designed to provide broad

Term	Definition

distribution, such as a required or voluntary filing with a
government agency or regulatory body, a publication of general circulation, or a press release issued by an issuer or client. For example, information about financial performance; strategic plans; business initiatives; mergers or acquisitions; litigation; or management changes is likely material, and if any such material information is not known to the public, it would constitute material non-public information.

Material Non-Public Information can be positive or negative and may involve events with contingencies.

“Pre-Approval”
shall mean the act of notifying Securities Disclosure Compliance about and gaining permission for a certain Securities transaction. Pre-Approval is done through use of an electronic form and includes but is not limited to transactions in Initial Public Offerings, (IPOs), Private Investments, and Commodities, Future Contracts, or other types of alternate instruments.

“Pre-Clear”	shall mean the process for obtaining Pre-Clearance.
“Pre-Clearance”	shall mean the Pre-approval to purchase or sell a Security, or the process of requesting such approval. Pre-Clearance is done using the system of record (GECS).
“Private Investment”	shall mean a holding or potential investment not identified by a ticker, a CUSIP or an ISIN.
“Private Investment Disclosure Form”
shall mean an electronic form found on GECS dashboard, utilized for Pre-Approval, or reporting of an investment where a ticker, ISIN or CUSIP number is not available, including but not limited to transactions in Initial Public Offerings, Private Investments, Commodities, Future Contracts, or other types of alternate instruments.

“Private Placement”	shall mean an unregistered offering of Securities to a small number of investors rather than to the general public.
“Reporting” (Report)	shall mean entering information required by the Securities Disclosure Policy into the Global Employee Compliance Services site, (GECS).

Term	Definition
“Restricted Security List”	shall mean a listing of Securities that are restricted for Holding and/or Trading by an Employee and his or her Immediate Family Members.
“Restricted Security”	shall mean a Security which an Employee and his or her Immediate Family, as determined by the Employee’s assigned Level, is Restricted from Trading or Holding.
“Restrictions”
shall mean Securities classified by industry, geography, or regulation, which an Employee and his or her Immediate Family Members may not acquire, hold, control, trade, sell or otherwise possess a Beneficial Interest (including short sales).

“Sector”	shall mean a grouping by industry, government, or currency.
“Sector Fund”
shall mean a Mutual Fund, Exchange Traded Fund (ETF), or Unit Trust which, by name, provides diversification of Holdings within a specific industry or government Sector (e.g., Fidelity Select Health Care Portfolio), or currency (e.g., Euro ETF).

“Security”
shall mean any stock, note, bond, debenture, limited partnership interest, limited liability company interest, an investment contract, a vehicle which purchases and pools investments in other securities (such as a Mutual Fund, an exchange traded fund (ETF), hedge fund, or venture capital fund), or other financial instrument commonly known as a security, including securities issued globally, and American Depository Receipts (ADRs). It also includes any put or call options, futures contracts, or any other derivative instruments related to securities.

“Securities Disclosure Compliance”	shall mean the department within S&P Global responsible for conducting monitoring and surveillance and enforcing Employee compliance with Securities Disclosure requirements.
“Securities Disclosure Profile”
shall mean an assignment established to help an Employee identify the Securities that he or she is Restricted from Holding and Trading. A Securities Disclosure Profile consists of the Employee’s Level and Restrictions.

Term	Definition
“S&P Global Securities”	shall mean common stock, preferred stock, debt, warrants, options, and other securities (collectively, “securities”) of S&P Global.
“Third-Party Discretionary Account”
shall mean an Investment Account where the Trading in the Account is under the control of an independent third-party who is a licensed broker, investment advisor or equivalent and where the beneficiary of the Account does not have input into the specific investment decisions in the Account. Third Party Discretionary Accounts must be Reported and the third-party with discretionary authority must provide a letter stating that they will not accept investment direction from the Employee or designee and not to Trade in Securities in the Sector(s) and/or Industry in which the Employee is restricted. Transactions in a Third-Party Discretionary Account do not require pre-clearance. Third-Party Discretionary Accounts must be with an Electronic Broker if section 4.4 applies to the Employee.

Third‐Party Discretionary Accounts cannot hold or trade S&P
Global Securities (SPGI).

“Trading”
shall mean purchasing, selling, or selling short, or engaging in a transaction (e.g., a gift or an exchange) in a Security; writing or exercising an option to purchase or sell a Security; buying to cover a short position; purchasing a contract for difference related to the price of a Security, or spread betting. It also can mean investment decisions such as the reallocation of assets in a 401(k) plan, the loss of shares through a margin call, and the tendering of shares in a cash or exchange offer. For purposes of this Policy, Trading excludes shares acquired via gift or inheritance.

“Trade Approver”	shall mean a manager of an Employee, responsible for providing first level approval to a Pre-Clearance request.
“Transaction”	shall mean the movement of a Security into, out of, or from one account to another.
“Workers Engaged Through Vendors”
shall mean vendors, external third parties with which the Company has entered a contractual relationship to provide goods and/or services. There are three categories of workers engaged as or through vendors.

Term	Definition

1.Agency Workers: An agency is a type of vendor that sources labour for its clients. Individuals who work for the Company through an agency often do the same kind of work as employees, in some cases for a period of time that is known to be temporary. Agency workers are paid on the agency’s payroll with withholdings from their agency.
2.Independent Contractors: An independent contractor is a type of vendor where the individual providing services to the Company does so directly or through sole proprietorship and is paid by the Company through accounts payable without withholdings.
3.Other Vendors Resources: Individuals working for the Company through a vendor who are not Agency Workers or Independent Contractors, such as employees of professional service providers.

“Xceptor”
Data automation platform licensed by S&P Global to automatically capture employee-provided brokerage statements from inbound channels, and extract, enrich, validate relevant trade, position data, and generate a standardized output.